Exhibit 99

          DIGITAL POWER REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER
                            ENDED SEPTEMBER 30, 2005

FREMONT, Calif., November 14th, 2005 Digital Power Corporation (Amex: DPW -
News) (herein "Digital Power") today announced its financial results for the third quarter ended September 30, 2005.

Digital Power reported revenue of $2,969,000 for the quarter ended September 30, 2005, an increase of 35.6% from $2,190,000 for the same quarter last year. An operating profit of $111,000 for the third quarter of 2005 was reported, compared to an operating loss of $217,000 for the same quarter last year. Digital Power reported a net profit for the three months ended September 30, 2005 of $112,000 compared to a net loss of $230,000 for the three months ended September 30, 2004.

Revenue for the nine months ended September 30, 2005, was $7,187,000, a 16.7% increase from revenue of $6,158,000 for the nine months ended September 30, 2004. Net loss for the nine months ended September 30, 2005 was $160,000 compared to a net loss of $733,000 for the same period in 2004.

Commenting on the results, Jonathan Wax, President and CEO stated, "This is the sixth straight quarter over the previous year's quarter of revenue growth and the first quarter of profitability for Digital Power since the fourth quarter of 2002. We continue to be impressed by the overall market receptivity of our commercial products, particularly with our high-density front end product lines and the stability of our military revenue. This improvement resulted primarily from a cross section of previously announced sales and manufacturing initiatives, which once again allowed DPC to maintained our gross margins at 28.6% as compared to 28% from the previous quarter. We are particularly pleased with our ability to grow revenue in excess of 30% from the previous quarter and maintain our gross margin without the addition of significant overhead or negative material variances. This is a tribute to our hardworking employees and our strategic partners."

Digital Power designs, develops, manufactures, markets and sells switching power supplies to industrial, telecommunication, data communication, medical and military industries. Digital Power's headquarters are located at 41920 Christy Street, Fremont, California, 94538-3158; phone number 510-657-2635.

The foregoing contains forward-looking statements, which are subject to contingencies and uncertainties, which are set forth in Digital Power's Form 10-KSB and other filings with the Securities and Exchange Commission. Such forward-looking statements are not guarantees of future performance and are based upon assumptions about future conditions that could prove to be inaccurate including, but not limited to, that the Company will be able to lower its production costs and market conditions are improving in Digital Power's industry. Actual events, transactions, and results may differ materially from anticipated events, transactions or results described in such statements.

                            Digital Power Corporation

                                 Financial Data
                   (In thousands except for per share amounts)

                                      Three months            Nine months
                                  Ended September 30,     Ended September 30,
                                 ---------------------   ---------------------
Statement of Operations Data       2005        2004        2005        2004
------------------------------   ---------   ---------   ---------   ---------
Revenues                         $   2,969   $   2,190   $   7,187   $   6,158
Operating profit (loss)                111        (217)        (73)       (722)
Net profit (loss)                      112        (230)       (160)       (733)

Net profit (loss) per share
  Basic                          $    0.02   $   (0.04)  $   (0.03)  $   (0.13)
  Diluted                        $    0.02   $   (0.04)  $   (0.03)  $   (0.13)

                                  As of September 30,
                                 ---------------------
Balance Sheet Data                  2005        2004
------------------------------   ---------   ---------
Working capital                  $   2,252   $   2,785
Total assets                         5,704       5,113
Shareholders' equity                 2,461       3,059